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                                                            Westell News Release



News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

SENIOR VICE PRESIDENT & CFO:             TRADE/BUSINESS PRESS:
NICHOLAS C. HINDMAN, SR.                 KEN TRANTOWSKI
WESTELL TECHNOLOGIES INC.                KGT COMMUNICATIONS GROUP
630.375.4136                             630.469.8765
nhind@westell.com                        kennethg_trantowski@msn.com



          WESTELL TECHNOLOGIES REPORTS 3RD QUARTER FISCAL 2004 RESULTS
         REVENUE FROM NETWORKING EQUIPMENT INCREASES 36% YEAR OVER YEAR
                     CONSOLIDATED NET INCOME INCREASES 155%


AURORA, IL, JANUARY 21, 2004 - - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access solutions, today announced the results for its fiscal 2004 third quarter ending December 31, 2003.

Net income for the quarter was $5.8 million or $0.08 per diluted share, compared with net income of $2.3 million or $0.03 per diluted share for the comparable quarter last year, an increase of 155%. Total revenues for the quarter increased 22% to $60.0 million from $49.2 million in the third quarter of last year. Customer Networking Equipment revenue grew to $35.8 million compared to $26.4 million in the comparable quarter of last year, a 36% increase.

"Our revenue growth was once again primarily attributable to increased demand for our Customer Networking Equipment products. Our service provider customers continue to aggressively pursue the consumer broadband market place," said Van Cullens, President and CEO. " However, both ConferencePlus and our Network Service Access equipment businesses also contributed to our growth, both showing improved revenue from the comparable quarter of last year, " Cullens said.

Gross margins on equipment sales expanded to 32.6% from 28.0% in the comparable quarter of last year due primarily to product cost reductions. Margins at ConferencePlus declined to 28.6% from 34.8 % in the comparable quarter of last year due to a previously announced one-time charge taken during the quarter related to the early termination of a long distance contract. Margins at ConferencePlus are expected to return to historical levels in the Company's fourth quarter.

Net cash provided by operating activities totaled $ 9.2 million for the quarter ended December 31, 2003 compared to $8.7 million in the September quarter. During the quarter total debt decreased to $ 6.4 million from $15.2 million. This reduction of debt was funded by cash generated from operations and cash received from the exercise of stock options. "We expect to be debt free and have more than adequate cash on the balance sheet by the end of the June 2004 quarter," Nicholas Hindman, Westell's Senior Vice President and CFO, said. " We are developing the flexibility to make more strategic investments such as the recent acquisition of VoIP technology (voice over internet protocol) from Hughes Electronics Corporation," he added.

OUTLOOK
-------

Mr. Cullens continued, "We are very encouraged by the continued growth and market acceptance of broadband over DSL. It is now very clear that our service provider customers are dedicated to leadership in the delivery of broadband service in both the near and long terms. Their growth will be fueled by technology advancements in home networking, WiFi, VoIP and FTTP (fiber-to-the-premise) and the delivery of ancillary services. We believe Westell is building a solid foundation of solutions to help equip our customers to successfully compete in these emerging opportunities. Our new products announced yesterday; UltraLine(TM), VersaLink(TM) and EnVoy(TM), address home networking, WiFi, FTTP and service management. We believe these new products, and those to come, will maintain Westell's traditional position as a technology leader in the DSL broadband space," Cullens added.

Westell provided guidance for the fourth fiscal quarter, ending March 31, 2004. The Company expects revenue to be in the range of $60 - $61 million and EPS to be $0.09 per share.

Westell will host its earnings call on Thursday, January 22nd, at 9:30 AM Eastern Time for analysts, shareholders, investors and the public.

The live earnings call will be available to the public. Participants can join for the voice portion of the call by following the instructions below. Participants must separately register for the call.

         1. All participants must pre-register by dialing 1-888-690-4420, International 1-402-220-3749.

         2   Leave your name and the company whom you represent.

         3. To participate in the call on the 22nd, please dial ConferencePlus at 1-800-559-1203 no later that 9:15 AM, Eastern Time and ask for the "Westell Technologies Analyst Call". International participants may dial 630-691-2762.

The Company's earnings press release and any related earnings information to be discussed on the earnings call will be posted on the Investor Relations section of the Company's web site at http://www.westell.com. Digital Audio Replay of this call will be available one hour following the conclusion of the call by dialing 1-888-843-8996 or 630-652-3044 and entering 8246022#.

ABOUT WESTELL
-------------
Westell Technologies, Inc., headquartered in Aurora, Illinois, is a Tier-1 provider of intelligent, carrier-class broadband access equipment, manufactured using a TL 9000 registered quality management system. Westell offers high-speed broadband/DSL technology products for carriers, service providers and business enterprises around the world. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

ABOUT CONFERENCEPLUS
--------------------
ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT 1995:
--------------------------------------------------------------------------------
Certain statements contained herein including, without limitation, statements containing the words "believe," "goal," "predict," "on track," "appears," "anticipate," "committed" "expectation," "expect," "estimate", "await," "continue," "intend," "may," "will," "should," and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell's accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



                           Financial Tables to Follow:

                       Westell Technologies, Inc.
                           Financial Results

            (Dollars in thousands except per share amounts)

              Three Months ended           Nine Months ended
                    Dec. 31,        %           Dec. 31,           %
                  2003      2002 Change     2003        2002    Change
             --------   -------- ------ --------    --------    ------
Revenues
 NSA          $13,442    $12,771     5%  $42,025     $44,588       -6%
 CNE           35,761     26,350    36%   97,805      79,798 (1)   23%
 Services      10,775     10,082     7%   33,810      30,793       10%
             --------   --------        --------    --------
Total revenues 59,978     49,203    22%  173,640     155,179       12%
             --------   --------        --------    --------

Gross profit
  Equipment    16,036     10,940          45,834 (2)  34,531 (3)
  Services      3,082(4)   3,505          12,579 (4)  10,394
             --------   --------        --------    --------
 Total gross
  profit       19,118     14,445    32%   58,413      44,925       30%
             --------   --------        --------    --------

Gross margin
  Equipment     32.6%      28.0%           32.8% (2)   27.8% (3)
  Services      28.6%(4)   34.8%           37.2% (4)   33.8%
             --------   --------        --------    --------
 Total gross
  margin        31.9%      29.4%           33.6%       29.0%
             --------   --------        --------    --------

Operating expenses
 Sales &
  marketing     4,647      3,535    31%   14,857      12,483       19%
  Expense to
   revenue       7.7%       7.2%            8.6%        8.0%

 General & admin-
  istrative     4,545      3,486    30%   14,014      12,263       14%
  Expense to
   revenue       7.6%       7.1%            8.1%        7.9%

 Research &
  development   3,874      4,097    -5%   12,630      11,721        8%
  Expense to
   revenue       6.5%       8.3%            7.3%        7.6%

 Restructuring      -        180(5)            -       1,922 (5)
  Expense to
   revenue       0.0%       0.4%            0.0%        1.2%
 Intangibles
  amortization(6) 364        389           1,091       1,167
  Expense to
   revenue       0.6%       0.8%            0.6%        0.8%
             --------   --------        --------    --------
 Total operating
  expenses     13,430     11,687    15%   42,592      39,556        8%
             --------   --------        --------    --------
  Expense to
   revenue      22.4%      23.8%           24.5%       25.5%

Operating
 income         5,688      2,758   106%   15,821       5,369      195%

Other income
 (expense)        189         17  1012%      147         128
Interest expense  127        517   -75%      683       1,984      -66%
             --------   --------        --------    --------
Income before
 taxes          5,750      2,258   155%   15,285       3,513      335%
             --------   --------        --------    --------

Income taxes (7)    -          -               -           -
 Effective
  tax rate       0.0%       0.0%            0.0%        0.0%

Net income     $5,750     $2,258         $15,285      $3,513
             ========   ========        ========    ========

Income per common
 share:
       Basic     0.09       0.03            0.23        0.05
             --------   --------        --------    --------
       Diluted   0.08       0.03            0.22        0.05
             --------   --------        --------    --------

Average number of
 common shares
  outstanding:
       Basic   67,373     64,921          66,569      64,921
       Diluted 70,897     64,979          70,502      64,972

Footnotes:

    (1) The Company earned $1.7 million in the three months ended June 30, 2002 from customer for product royalties.

    (2) Includes $1.2 million to settle a customer contract obligation which arose in the quarter ended September 30, 2003.

    (3) The Company reversed approximately $2 million of reserves in the quarter ended September 30, 2002 primarily related to excess and obsolete modem inventory.

    (4) Includes a $775,000 one time early contract termination penalty of a long distance contract at the Company's
        Conference Plus, Inc. subsidiary.

    (5) Restructuring charge primarily for the Company's Conference Plus, Inc. subsidiary.

    (6) Teltrend product technology intangible amortization.

    (7) Valuation allowances were utilized to reduce taxable income.

                      Westell Technologies, Inc.
                     Financial Results (continued)
                        (Dollars in thousands)

                                                Dec. 31,     Sept. 30,
                                                   2003        2003
                                             -------------  ----------

Cash and Short term Investments                    10,678      10,722
Receivables                                        22,351      23,594
Inventory                                          12,437      11,345
Total current assets                               50,521      49,512
Goodwill and intangibles                           14,308      14,671
Total assets                                      105,974     105,677
Total current liabilities                          35,761      36,441
Revolving Promissory note payable                       -       6,000
Other notes payable                                 6,391       9,213
Total liabilities                                  40,358      47,089
Shareholders' Equity                               65,616      58,588

Days Sales Outstanding                                 34          36